                                                                    Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

                                    AMONG

                       UNIVERSAL HOSPITAL SERVICES, INC.,

                     J.W. CHILDS EQUITY PARTNERS III, L.P.,

                           JWC FUND III CO-INVEST LLC,

                         HALIFAX CAPITAL PARTNERS, L.P.

                                       AND

                          CERTAIN OTHER PARTIES HERETO

                         DATED AS OF SEPTEMBER 26, 2003

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                                TABLE OF CONTENTS

                                                                            Page

1.   Definitions...............................................................1

2.   Sale and Purchase of Shares; Closing......................................8
     2.1    Authorization of Shares............................................8
     2.2    Sale and Purchase..................................................8
     2.3    Closing............................................................8
     2.4    Performance by Purchasers..........................................8
     2.5    Closing Deliveries.................................................9

3.   Representations and Warranties of the Company............................10
     3.1    Organization and Good Standing....................................10
     3.2    Authority; No Conflict............................................10
     3.3    Capitalization....................................................11
     3.4    Financial Statements..............................................12
     3.5    Books and Records.................................................12
     3.6    Title to Properties; Encumbrances.................................13
     3.7    Condition and Sufficiency of Assets...............................13
     3.8    No Undisclosed Liabilities........................................14
     3.9    Taxes.............................................................14
     3.10   No Company Material Adverse Effect................................15
     3.12   Compliance with Legal Requirements; Governmental Authorizations...17
     3.13   Legal Proceedings; Orders.........................................19
     3.14   Absence of Certain Changes and Events.............................19
     3.15   Contracts; No Defaults............................................20
     3.16   Insurance.........................................................22
     3.17   Environmental Matters.............................................22
     3.18   Employees.........................................................23
     3.19   Labor Relations; Compliance.......................................23
     3.20   Intellectual Property.............................................23
     3.21   Certain Payments..................................................24
     3.22   Relationships with Related Persons................................24
     3.23   Brokers or Finders................................................25
     3.24   Offering Valid....................................................25
     3.25   SEC Reports.......................................................25

4.   Representations and Warranties of the Purchasers.........................26
     4.1    Organization and Good Standing....................................26

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     4.2    Authority; No Conflict............................................26
     4.3    Investment Representations........................................27
     4.4    Legend............................................................27
     4.5    Certain Proceedings...............................................28
     4.6    Brokers or Finders................................................28

5.   Covenants of the Company.................................................28
     5.1    Access and Investigation..........................................28
     5.2    Operation of the Business of the Company..........................28
     5.3    Negative Covenant.................................................29
     5.4    Required Approvals................................................29
     5.5    Notification......................................................29
     5.6    Further Assurances................................................29
     5.7    Exclusivity.......................................................30

6.   Covenants of the Purchasers..............................................30
     6.1    Required Approvals................................................30
     6.2    Further Assurances................................................30

7.   Conditions Precedent to the Purchasers' Obligation to Close..............30
     7.1    Accuracy of Representations.......................................31
The Company's Performance.....................................................31
     7.3    Consents..........................................................31
     7.4    No Proceedings....................................................31
     7.5    No Injunction.....................................................31
     7.6    Recapitalization..................................................31
     7.7    Closing Deliveries................................................31

8.   Conditions Precedent to the Company's Obligation to Close................32
     8.1    Accuracy of Representations.......................................32
     8.2    The Purchasers' Performance.......................................32
     8.3    No Proceedings....................................................32
     8.4    No Injunction.....................................................33
     8.5    Recapitalization Transactions. ...................................33
     8.6    Closing Deliveries................................................33

9.   Termination..............................................................33
     9.1    Termination Events................................................33
     9.2    Effect of Termination.............................................34

10.  Indemnification; Remedies................................................34

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     10.1   Survival; Indemnification Not Affected by Knowledge...............34
     10.2   Indemnification by the Company....................................35
     10.3   Indemnification by the Purchasers.................................35
     10.4   Time Limitations..................................................35
     10.5   Limitations on Amount -- the Company..............................36
     10.6   Limitations on Amount -- the Purchasers...........................36
     10.7   Payment of Damages by the Company.................................36
     10.8   Procedure for Indemnification -- Third Party Claims...............37
     10.9   Procedure for Indemnification -- Other Claims.....................38

11.  General Provisions.......................................................38
     11.1   Expenses..........................................................38
     11.2   Public Announcements..............................................39
     11.3   Confidentiality...................................................39
     11.4   Notices...........................................................40
     11.5   Jurisdiction; Service of Process..................................41
     11.6   Waiver............................................................42
     11.7   Entire Agreement and Modification.................................42
     11.8   Disclosure Letter. ...............................................42
     11.9   Assignments, Successors, and No Third-Party Rights................42
     11.10  Severability......................................................43
     11.11  Section Headings, Construction....................................43
     11.12  Time of Essence...................................................43
     11.13  Governing Law.....................................................43
     11.14  Counterparts......................................................43

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Exhibits
--------

Exhibit A           --  Amended Certificate
Exhibit B           --  Amended Bylaws
Exhibit C           --  Amended and Restated Stockholders Agreement
Exhibit D           --  Dorsey & Whitney Opinion Letter
Exhibit E           --  Dovenberg Employment Agreement
Exhibit F           --  Example of Payment of Stock Indemnity Under Section 10.7
Exhibit G           --  Joinder Agreement

Schedules
---------

Schedule 1          --  Per Share Purchase Price

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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is made as of September 26, 2003 by and among Universal Hospital Services, Inc., a Delaware corporation (the "Company"), J.W. Childs Equity Partners III, L.P., a Delaware limited partnership ("JWC Equity Partners III"), JWC Fund III Co-invest LLC, a Delaware limited liability company ("JWC Co-invest" and, together with JWC Equity Partners III, "Childs"), Halifax Capital Partners, L.P., a Delaware limited partnership ("Halifax" and, collectively with Childs, the "Investors"), and the individuals listed as Management Holders on the signature pages hereof or who signs a Joinder Agreement (the "Management Holders" and, collectively with the Investors, the "Purchasers").

                                    RECITALS

     WHEREAS, the Company has authorized the sale and issuance of up to 4,645,833.33 shares of its Common Stock (the "Shares");

     WHEREAS, the Purchasers desire to purchase the Shares on the terms and conditions set forth herein; and

     WHEREAS, the Company desires to issue and sell the Shares to the Purchasers on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

                                    AGREEMENT

1.   Definitions.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Affiliate" -- any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Aggregate Certified Damages Amount" - an amount equal to the aggregate Certified Damages Amount specified in all certificates (if any) delivered by any or all of the Purchasers pursuant to Section 10.1.

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     "Amended Certificate" -- the amended certificate of incorporation of the
Company, substantially in the form attached hereto as Exhibit A.

     "Amended Bylaws" -- the amended bylaws of the Company, substantially in the form attached hereto as Exhibit B.

     "Balance Sheet" -- as defined in Section 3.4.

     "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

     "Business Day" -- any day other than a Saturday, Sunday or other day on which banks in the City of New York are permitted or required to be closed by law or regulation.

     "Certified Damages Amount" -- as defined in Section 10.1 of this Agreement.

     "Closing" -- as defined in Section 2.3.

     "Closing Date" -- the date and time as of which the Closing actually takes place.

     "Common Stock" -- the Common Stock of the Company, par value $0.01 per share.

     "Company" -- as defined in the first paragraph of this Agreement.

     "Company Material Adverse Effect" -- (a) any material adverse effect on (i) the business, operations, properties, condition (financial or other) of the Company or (ii) the ability of the Company to perform its obligations hereunder and to consummate the Contemplated Transactions, or (b) any event or circumstance that will, or that could reasonably be expected to, result in any such material adverse effect; provided, however, that any adverse effect due to changes in conditions generally affecting (A) the United States economy as a whole or (B) the United States healthcare industry as a whole shall not constitute a Company Material Adverse Effect.

     "Confidential Offering Circular" -- the preliminary Confidential Offering Circular of the Company, dated September 26, 2003, relating to the proposed issuance of notes by the Company.

     "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

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     "Contemplated Transactions" -- all of the transactions contemplated by this
Agreement, including:

     (a) the issuance, sale and delivery of the Shares by the Company to the Purchasers;

     (b) the performance by the Purchasers and the Company of their respective covenants and obligations under this Agreement; and

     (c) the execution, delivery, and performance of the Stockholders Agreement by the Purchasers and the Company.

     "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding on the Company or by which it or any of its assets may be bound.

     "Damages" -- as defined in Section 10.2.

     "Disclosure Letter" -- the disclosure letter delivered by the Company to the Purchasers concurrently with the execution and delivery of this Agreement.

     "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Law" -- any Legal Requirement that requires or relates to:

     (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

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     (d)  assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

     (e)  protecting resources, species, or ecological amenities;

     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

     (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "ERISA Affiliate" -- any Person that, together with the Company is (or at any relevant time was) (a) a member of a "controlled group of corporations" within the meaning of Section 414(b) of the IRC, (b) under "common control" within the meaning of Section 414(c) of the IRC, (c) a member of an "affiliated service group" within the meaning of Section 414(m) of the IRC, or (d) any other Person aggregated with the Company pursuant to regulations under Section 414(o) of the IRC.

     "Exchange Act" -- Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Existing Stockholders Agreement" -- that certain Stockholders Agreement, dated as of February 25, 1998, by and among the Company and the stockholders of the Company signatory thereto, as amended.

     "Existing Stockholders Equity" -- (a) the aggregate number of shares of Common Stock held by the stockholders of the Company other than the Purchasers immediately following the consummation of the Contemplated Transactions multiplied by (b) the Per Share Purchase Price.

     "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment currently or formerly owned or operated by the Company.

     "GAAP" -- generally accepted United States accounting principles.

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     "Governmental Authorization" -- any approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" -- any:

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b)  federal, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-Governmental Body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d)  multi-national organization or body; or

     (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Health Care Laws" -- (i) all federal and state fraud and abuse Legal Requirements, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) and the regulations promulgated thereunder, and
(ii) all quality, safety, accreditation, and all other relevant standards and requirements of all applicable Legal Requirements or Governmental Bodies, including, but not limited to, the Joint Commission on the Accreditation of Healthcare Organizations.

     "Indemnified Party" -- a Purchaser Indemnified Person or a Company Indemnified Person, as the case may be.

     "Intellectual Property Rights" -- as defined in Section 3.20.

     "Interim Balance Sheet" -- as defined in Section 3.4.

     "Investors" - as defined in the first paragraph of this Agreement.

     "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Joinder Agreement" -- as defined in Section 11.9.

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     "Knowledge" -- (a) with respect to the Company, the actual knowledge of (i)
David E. Dovenberg, Chairman; (ii) Gary D. Blackford, President and Chief Executive Officer; (iii) John A. Gappa, Senior Vice President, Finance, and
Chief Financial Officer; and (iv) Joseph P. Schiesl, Senior Vice President, Medical Equipment Outsourcing Services; and (b) with respect to the Purchasers,
(i) in the case of Childs, the actual knowledge of Edward D. Yun; (ii) in the case of Halifax, the actual knowledge of Brent D. Williams and (iii) in the case of any Management Holder, the actual knowledge of such Management Holder.

     "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Offering" -- the issuance of high yield debt securities by the Company pursuant to Rule 144A promulgated under the Securities Act, as described in the Confidential Offering Circular, with a yield not greater than 12%.

     "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Per Share Purchase Price" -- as defined in Section 2.2 of this Agreement.

     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plan" -- as defined in Section 3.11.

     "Pre-Closing Claims" - as defined in Section 10.1 of this Agreement.

     "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Pro Rata Portion" -- with respect to each Purchaser, the percentage calculated by dividing the number of Shares purchased by such Purchaser on the Closing Date by the aggregate number of all Shares purchased by all Purchasers on the Closing Date.

     "Purchaser Material Adverse Effect" -- with respect to each Purchaser (a) any material adverse effect on (i) the business, operations, properties, condition (financial or other) of such Purchaser or (ii) the ability of such Purchaser to perform its obligations hereunder and to consummate the Contemplated Transactions, or (b) any event or circumstance that will, or that could reasonably be expected to, result in any such material adverse effect; provided, however, that any adverse effect due to changes in conditions generally affecting (A) the United States economy as a whole or (B) the United States healthcare industry as a whole shall not constitute a Purchaser Material Adverse Effect.

     "Purchasers" -- as defined in the first paragraph of this Agreement.

     "Recapitalization" -- collectively, the Offering, the Refinancing, the Repurchases, the Tender Offer and the Contemplated Transactions.

     "Refinancing" -- the arrangement, underwriting and syndication by GE Healthcare Financial Services and GE Global Sponsor Finance of a senior secured credit facility in an aggregate principal amount of up to $100,000,000, as described in the Confidential Offering Circular and as set forth in the commitment letter dated September 12, 2003.

     "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Repurchases" -- the repurchase by the Company of (i) certain outstanding shares of capital stock of the Company, (ii) certain outstanding options of the Company and (iii) certain outstanding warrants of the Company, as described in the Confidential Offering Circular.

     "SEC" -- the Securities and Exchange Commission, or any other federal agency at the time administering the Exchange Act or the Securities Act.

     "Securities Act" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Shares" -- as defined in the recitals of this Agreement.

     "Stockholders Agreement" -- that certain Amended and Restated Stockholders Agreement to be entered into among the Company, the Purchasers and certain existing stockholders of the Company signatory thereto, substantially in the form attached hereto as Exhibit C.

     "Tax" -- any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, use tax, branch profits tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Tender Offer" -- the cash tender offer by the Company for all of its outstanding 10 1/4 % senior notes due 2008, as described in the Confidential Offering Circular.

2.   Sale and Purchase of Shares; Closing.

     2.1 Authorization of Shares. On or prior to the Closing, the Company shall have authorized the sale and issuance of the Shares to the Purchasers.

     2.2 Sale and Purchase. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Purchaser free and clear of Encumbrances (other than Encumbrances imposed by the Stockholders Agreement and by applicable securities laws), and each Purchaser agrees to purchase from the Company, the number of Shares set forth opposite such Purchaser's name on
Schedule 1, at a purchase price of $12.00 per Share (the "Per Share Purchase Price").

     2.3 Closing. The closing of the sale and purchase of Shares under this Agreement (the "Closing") shall take place at 10:00 a.m. on the date that is two
(2) Business Days following the satisfaction (or waiver by the appropriate party or parties) of the conditions set forth in Sections 7 and 8 hereof (the "Closing Date"), at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, or at such other time or place as the Company and the Purchasers may mutually agree. At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares purchased by such Purchaser from the Company, as set forth on Schedule 1, against payment by or on behalf of such Purchaser of the purchase price therefor, as set forth on Schedule 1, by wire transfer of immediately available funds.

     2.4 Performance by Purchasers. Except as otherwise expressly provided in this Agreement, any right or obligation of, or any action to be taken by, the Purchasers under this Agreement shall be exercised, performed or taken (as the case may be), jointly, and not severally, by the Investors on behalf of all of the Purchasers. Each Management Holder hereby agrees to release and discharge the Investors, and their respective Representatives, stockholders, controlling Persons and Affiliates (collectively, the "Released Parties"), from any and all claims, demands, suits, actions, causes of action, damages and rights whatsoever, at law or in equity, now existing or which may hereafter accrue in favor of such Management Holder against any of the Released Parties, in any way relating to, arising out of or in connection with any action taken, or failure to take any action, by the Investors on behalf of all of the Purchasers pursuant to this
Section 2.4. Each Management Holder shall, severally and not jointly, indemnify and hold harmless each Released Party from and against such Management Holder's Pro Rata Portion of all Damages which may at any time be imposed upon, incurred by or asserted against such Released Party as a result of, or in connection with, any action taken, or failure to take any action, by the Investors on behalf of all of the Purchasers pursuant to this Section 2.4; provided, however, that no Management Holder shall be liable for the payment of its Pro Rata Portion of such Damages resulting from the gross negligence or willful misconduct of the Investors in discharging their responsibilities pursuant to this Section 2.4.

     2.5   Closing Deliveries. At the Closing:

     (a)   The Company will deliver to the Purchasers:

                 (i) certificates representing the Shares;

                (ii) the Stockholders Agreement duly executed by the Company;

               (iii) a certificate executed by the Company representing and warranting to the Purchasers that (a) each of Company's representations and warranties that contains an express materiality qualification was accurate and complete in all respects as of the date of this Agreement and is accurate and complete in all respects on the Closing Date as if made on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall be true and correct in all respects as of such date) and (b) all of the other representations and warranties of the Company were accurate and complete in all material respects as of the date of this Agreement and are accurate and complete in all material respects on the Closing Date as if made on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall be true and correct in all material respects as of such date), in each case, without giving effect to any supplement to the Disclosure Letter;

                (iv) an opinion letter from Dorsey & Whitney LLP, substantially in the form attached hereto as Exhibit D (the "Dorsey & Whitney
     Opinion");

                 (v) evidence reasonably satisfactory to the Purchasers that the Company has duly filed the Amended Certificate with the Secretary of State of the State of Delaware;

                (vi) evidence reasonably satisfactory to the Purchasers that the Company has duly adopted the Amended Bylaws;

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

               (vii) evidence reasonably satisfactory to the Purchasers that the Company has duly adopted a new stock option plan, in a form mutually agreed upon by the Company and the Purchasers; and

              (viii) a duly executed Employment Agreement between the Company and Dave Dovenberg, substantially in the form attached hereto as Exhibit E.

     (b)   Each Purchaser will deliver to the Company:

                 (i) payment of the aggregate purchase price for the Shares to be purchased by such Purchaser, as set forth opposite such Purchaser's name on Schedule 1, by wire transfer to an account (or accounts) specified by the Company in writing;

                (ii) the Stockholders Agreement duly executed by such Purchaser; and

               (iii) a certificate executed by such Purchaser representing and warranting to the Company that (a) each of such Purchaser's representations and warranties that contains an express materiality qualification was accurate and complete in all respects as of the date of this Agreement and is accurate and complete in all respects on the Closing Date as if made on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall be true and correct in all respects as of such date) and (b) all of the other representations and warranties of such Purchaser were accurate and complete in all material respects as of the date of this Agreement and are accurate and complete in all material respects on the Closing Date as if made on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall be true and correct in all material respects as of such date).

3.   Representations and Warranties of the Company.

     The Company hereby represents and warrants to the Purchasers as follows:

     3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the Legal Requirements of the State of Delaware. The Company has full power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted. Except as set forth in Part
3.1 of the Disclosure Letter, the Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Company Material Adverse Effect. The Company has no subsidiaries and owns no equity securities or interests of any other Person.

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

     3.2   Authority; No Conflict.

     (a) This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms and, upon the execution and delivery by the Company of the Stockholders Agreement , the Stockholders Agreement will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with its terms, except in each case as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and general principles of equity that restrict the availability of equitable remedies. All corporate action on the part of the Company necessary for the authorization, sale and issuance of the Shares pursuant hereto and for the performance of the Company's obligations hereunder and under the Stockholders Agreement has been taken or will be taken prior to the Closing.

     (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, assuming that the Recapitalization occurs in accordance with the Confidential Offering Circular, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Company or the Recapitalization will, directly or indirectly (with or without notice or lapse of time):

                 (i) contravene, conflict with, or result in a violation of any provision of the certificate of incorporation or bylaws of the Company;

                (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which the Company or any of its assets may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                (iv) contravene, conflict with, or result in a material violation or material breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Company is a party or by which its assets or properties may be bound, other than immaterial Contracts; or

                 (v) result in the imposition or creation of any material Encumbrance upon or with respect to any of the properties or assets owned or used by the Company.

     (c) Except as set forth in Part 3.2(c) of the Disclosure Letter, the Company is not and will not be required to obtain any Consent from any Person (other than with respect to immaterial Contracts) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, 11,413,152 shares of which are issued and outstanding, and 25,000 shares of Series B Preferred Stock, par value $0.01 per share, 6,246 of which are issued and outstanding. All of the issued and outstanding shares of Common Stock and Series B Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. When issued as contemplated by this Agreement, the Shares will be duly authorized, validly issued and fully paid and nonassessable and, assuming the accuracy of the Purchasers' representations and warranties in
Section 4.3 of this Agreement, will be issued in compliance with (a) all applicable state and federal Legal Requirements concerning the issuance of securities and (b) any applicable preemptive rights, rights of first refusal or other similar rights. Other than as set forth in Part 3.3 of the Disclosure Letter, and except as required pursuant to the Existing Stockholders Agreement or as may be granted pursuant to the Stockholders Agreement, (i) there are no outstanding options, warrants, restricted stock agreements, rights (including conversion, exchange or preemptive rights), agreements of any kind for the purchase or acquisition from the Company of any of its securities, or proxy or stockholder agreements or other agreements with respect to the voting of any of the Company's securities to which the Company is a party or, to the Company's Knowledge, proxy or stockholder agreements or other agreements with respect to the voting of any of the Company's securities to which the Company is not a party, and (ii) the Company is not under any obligation, and has not granted any rights, to register any class of its equity securities. Except as set forth in the Company's certificate of incorporation, in the Existing Stockholders Agreement or as set forth in Part 3.3 of the Disclosure Letter, there are no agreements or arrangements of any character or nature whatever under which the Company is or may be obligated to issue, sell, repurchase, redeem or retire any of its capital stock. Set forth in Part 3.3 of the Disclosure Letter is a complete and correct list, as of the date of this Agreement, of all outstanding shares of capital stock or other equity securities of the Company and all options, warrants or other securities which are exercisable for, convertible into or exchangeable for such capital stock or other equity securities of the Company. True, correct and complete copies of all documents relating to the issuance and terms of such securities have been provided to the Purchasers.

     3.4   Financial Statements. The Company has delivered to the Purchasers:
(a) an audited balance sheet of the Company as at December 31, 2001 and the related audited statement of operations, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of PriceWaterhouseCoopers LLP, independent certified public accountant ("PWC"), (b) an audited balance sheet of the Company as at December 31, 2002 (including the notes thereto, the "Balance Sheet"), and the related audited statement of operations, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of PWC, and (c) an unaudited balance sheet of the Company as at June 30, 2003 (the "Interim Balance Sheet") and the related unaudited statement of operations, changes in stockholders' equity, and cash flow for the period then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). The financial statements referred to in this
Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

     3.5 Books and Records. Except as set forth in Part 3.5 of the Disclosure Letter, the books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Purchasers, accurately and fairly reflect the transactions and dispositions of assets of the Company and have been maintained in accordance with the Company's business practices, as disclosed to Purchasers, and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's assets; (iii) access to the Company's assets is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no formal meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

     3.6 Title to Properties; Encumbrances. Except as set forth in Part 3.6 of the Disclosure Letter, the Company has good and marketable title to all of its properties and assets, including without limitation the properties and assets reflected in the Balance Sheet and Interim Balance Sheet, and the properties and assets used in the conduct of its business, except for properties disposed of in the Ordinary Course of Business since the close of the Balance Sheet or the Interim Balance Sheet, as the case may be, and except as set forth in Part 3.6 of the Disclosure Letter, such properties and assets are not subject to any Encumbrance other than those Encumbrances which are reflected on the Balance Sheet and Interim Balance Sheet and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests reflected on the Balance Sheet or the Interim Balance Sheet with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and

(d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. The only real property owned by the Company is the Company's facility located at 2438 27th Avenue South, Minneapolis, Minnesota.

     3.7 Condition and Sufficiency of Assets. Except as set forth in Part 3.7 of the Disclosure Letter, the buildings, machinery, equipment or other tangible assets owned or leased by the Company, as the case may be, and necessary for the conduct of the Company's business as currently conducted are structurally sound, are in good operating condition and repair (subject to normal wear and tear), have been maintained in accordance with normal industry practice, consistent with past practice and in material compliance with all applicable Legal Requirements and in material compliance with the requirements of all Contracts and, to the Company's Knowledge, are free from latent and patent defects, and are adequate for the uses to which they are being put.

     3.8 No Undisclosed Liabilities. Except as set forth in Part 3.8 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations (a) reflected on or reserved against in the Balance Sheet, or the notes thereto, or the Interim Balance Sheet, (b) not required to be reflected on the Balance Sheet, or the notes thereto, or the Interim Balance Sheet under GAAP consistently applied with the Company's past practice, or (c) incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet.

     3.9   Taxes.

     (a) The Company has filed or caused to be filed on a timely basis all material Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise for all periods beginning before the date hereof, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Part 3.9(a) of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided in the Balance Sheet and the Interim Balance Sheet. No Governmental Body in any jurisdiction in which the Company does not file Tax Returns has asserted, in writing, that the Company is, or may be, subject to Tax in that jurisdiction.

     (b) The United States federal and state income Tax Returns of the Company have been audited by the IRS or relevant state tax authorities or are closed by the applicable statue of limitations for all taxable years through December 31, 1999. Part 3.9(b) of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.9(b) of the Disclosure Letter, are being contested in good faith by appropriate Proceedings. Except as described in Part 3.9 of the Disclosure Letter, (i) the Company has not given or been requested in writing to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable and (ii) there are no deficiencies for Taxes claimed, proposed or assessed in writing by any Governmental Body regarding the Company that have not been fully and finally resolved.

     (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.9(c) of the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. There are no liens for Taxes upon any of the properties or assets of the Company (other than liens for current Taxes not yet due and payable).

     (d) All Tax Returns filed by the Company were, when filed, true, correct, and complete in all material respects and in material compliance with all applicable Legal Requirements. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

     3.10 No Company Material Adverse Effect. Except as set forth in Part 3.10 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any Company Material Adverse Effect.

     3.11  Employee Benefits.

     (a) Except as set forth in Part 3.11 of the Disclosure Letter, the Company does not maintain or have any obligation to contribute to, and the Company has no obligation with respect to any, bonus, deferred compensation, severance, pension, profit-sharing, incentive, retirement, employment agreement, change in control agreement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, or any other "employee benefit plan" (as defined in Section 3(3) of ERISA), whether formal or informal, relating to any Employee (collectively, "Plans"). Except as set forth in Part
3.11 of the Disclosure Letter, none of the Plans is, and neither the Company nor any ERISA Affiliate has ever maintained or had an obligation to contribute to:
(i) a plan subject to Title IV of ERISA or Section 412 of the IRC, (ii) a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (iii) a "multiple employer plan," as defined in ERISA or the IRC or (iv) a funded welfare benefit plan, as defined in Section 419 of the IRC. The Company does not have any commitment, whether formal or informal and whether legally binding or not, to create any additional Plan or to change any existing Plan.

     (b) With respect to each Plan, the Company has furnished or made available to Purchasers true, correct and complete copies of (i) all documents which comprise the most current version of each Plan, including any related trust agreements, insurance contracts or other funding or investment agreements and any amendments thereto, and (ii) with respect to each Plan listed in Part
3.11 of the Disclosure Letter that is an "employee benefit plan," as defined in
Section 3(3) of ERISA (an "ERISA Plan"), (A) the most recent Annual Report (Form 5500 Series) and accompanying schedules for each of the ERISA Plans for which such a report is required, (B) the most current summary plan description (and any summary of material modifications if a summary plan description is required for such ERISA Plan, (C) the most recent certified financial statements for each of the ERISA Plans for which such a statement is required or was prepared, and
(D) for each ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the IRC, the most recent Internal Revenue Service determination letter issued with respect to such Plan. Since the date of the documents delivered, there has not been any material change in the assets or liabilities of any of the Plans or any change in their terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Plan, and none of the Plans has been or will be amended prior to the Closing Date. Except as set forth in Part 3.11 of the Disclosure Letter, each of the Plans can be amended, modified or terminated by the Company within a period of thirty days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the IRC upon the complete or partial termination of any ERISA Plan intended to be qualified within the meaning of
Section 401(a) of the IRC.

     (c) The Company has performed and complied in all material respects with all of its obligations under and with respect to each of the Plans, and except as set forth in Part 3.11 of the Disclosure Letter, each of the Plans has, at all times, in form, operation and administration complied in all material respects with its terms and, where applicable, the requirements of the IRC, ERISA and all other applicable laws and regulations or is within the remedial amendment period for adopting amendments to satisfy the IRC requirements. Except as set forth in Part 3.11 of the Disclosure Letter, each ERISA Plan which is intended to be "qualified" within the meaning of Section 401(a) of the IRC has received a determination letter from the Internal Revenue Service as to its qualified status and nothing has occurred which reasonably could be expected to adversely affect such qualified status.

     (d) There are no unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made under its terms and provisions, any related insurance contract or any applicable law or regulation.

     (e) All group health plans covering employees of the Company have been operated in material compliance with the requirements of Section 4980B of the IRC (and any predecessor provisions) and Part 6 of Title I of ERISA (COBRA), the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996 (HIPAA), and any similar state law (collectively, "Continuation Coverage Requirements").

     (f) The Company has no obligation to provide any deferred compensation, pension or non-pension benefits to retired or other former employees of the Company, except for health benefits as specifically required by the Continuation Coverage Requirements or pension benefits payable from an ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the IRC.

     (g) Neither the Company nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the IRC and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the IRC or Section 406 of ERISA, with respect to any Plan, nor have there been any fiduciary violations under ERISA which could subject the Company (or any officer, director or employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the IRC.

     (h) Except as set forth in Part 3.11 of the Disclosure Letter, with respect to any Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the PBGC, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending (nor, to the Company's Knowledge, any basis for such a claim), other than routine claims for benefits, (iii) there are no outstanding liabilities for taxes, penalties or fees, and (iv) no "reportable event" (as defined in Section 4043 of ERISA), whether or not waived, has occurred.

     (i) Except as set forth in Part 3.11 of the Disclosure Letter, the Company has not incurred any liability or taken any action, and to the Company's Knowledge, no action or event has occurred that could cause the Company to incur any liability (i) under Section 412 of the IRC or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan or (iii) on account of unpaid contributions to any Multiemployer Plan.

     (j) Except as set forth in Part 3.11 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (k) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the IRC.

     3.12  Compliance with Legal Requirements; Governmental Authorizations.

     (a)   Except as set forth in Part 3.12(a) of the Disclosure Letter:

                 (i) the Company is in compliance in all material respects with each Legal Requirement applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply in any material respect with, any Legal Requirement, or
     (B) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

               (iii) the Company has not received any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Part 3.12(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.12(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.12(b) of the Disclosure
Letter:

                 (i) the Company is in compliance in all material respects with the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.12(b) of the Disclosure Letter;

                (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.12(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any material modification to, any Governmental Authorization listed or required to be listed in Part 3.12(b) of the Disclosure Letter;

               (iii) the Company has not received any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Governmental Authorization; and

                (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.12(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.12(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     (c) The Company and its operations are in material compliance with all applicable Health Care Laws, except as otherwise disclosed in Part 3.12(c) of the Disclosure Letter. There is no investigation, hearing, inquiry, notice, audit, claim or other civil, criminal, administrative Proceeding pending, received or, to the Knowledge of the Company, threatened which could result in any fines, injunctions, civil or criminal penalties, investigations, or suspensions being imposed on the Company due to a violation of a Health Care Law. Neither the Company nor any of its officers, directors, employees or agents have, directly or indirectly, paid or delivered any fee, commission or other sum of money or remuneration, however characterized, to any Person or have taken any other action which in any manner materially violates any Health Care Law.

     3.13 Legal Proceedings; Orders. Except as set forth in Part 3.13 of the Disclosure Letter, there is no Proceeding (including, without limitation, any Proceeding by any Governmental Body) pending, or, to the Knowledge of the Company, threatened against the Company or its properties or assets. Except as set forth in Part 3.13 of the Disclosure Letter, neither the Company, nor any of its properties or assets, is subject to any Order, which is specific to the Company.

     3.14  Absence of Certain Changes and Events. Except as set forth in Part
3.14 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

     (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, in each case, other than (i) securities set forth in Part 3.3 of the Disclosure Letter, (ii) as specifically required by this Agreement and (iii) for shares of Common Stock issued upon exercise of options set forth in Part 3.3 of the Disclosure Letter;

     (b)   amendment to the organizational documents of the Company;

     (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee, other than transactions specifically required by this Agreement;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees, directors or officers of the Company, other than transactions specifically required by this Agreement;

     (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition, of the Company;

     (f) entry into, termination of, or receipt of written notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving an annual amount or value to be paid by or payable to the Company of at least $500,000;

     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease (other than leases of movable medical equipment in the Ordinary Course of Business), or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company;

     (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $500,000;

     (i)   material change in the accounting methods used by the Company; or

     (j) agreement, whether oral or written, by the Company to do any of the foregoing, other than as specifically required by this Agreement.

     3.15  Contracts; No Defaults.

     (a) Part 3.15(a) of the Disclosure Letter contains a complete and accurate list, and the Company has delivered to the Purchasers true and complete copies, of:

                 (i) each Contract that involves performance of services or delivery of goods or materials by the Company reasonably expected by the Company to be for an annual amount or value in excess of $500,000, including, for purposes of this clause (a)(i), each Contract with group purchasing organizations (GPOs), Integrated Delivery Networks (IDNs) and Contracts relating to asset management partnership programs (AMPPs), regardless of annual amount or value;

                (ii) each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $500,000;

               (iii) each Contract that would be a "material contract" (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC and assuming the Company was obligated to file applicable reports under the Exchange Act) to be performed after the date of this Agreement;

                (iv) each (A) lease, sub-lease, rental or occupancy agreement and other Contract affecting the leasing or use of, or any leasehold or other interest in, any real property used or occupied by the Company, by office location and (B) each lease, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $500,000 and with terms of less than one year);

                 (v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, excluding
     (A) agreements with current and former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Company's Intellectual Property Rights and (B) perpetual, paid-up licenses for commonly available software programs;

                (vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

               (vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

              (viii) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                (ix) each power of attorney that is currently effective and outstanding;

                 (x) each Contract for capital expenditures in excess of $500,000;

                (xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

               (xii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.15(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and general principles of equity that restrict the availability of equitable remedies.

     (c)   Except as set forth in Part 3.15(c) of the Disclosure Letter:

                 (i) the Company is in compliance in all material respects with the terms and requirements of each Contract;

                (ii) to the Knowledge of the Company, each other Person that has any obligation or liability under any Contract is in compliance in all material respects with the terms and requirements of such Contract;

               (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or material breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                (iv) the Company has not given to or received from any other Person any written notice regarding (A) any actual, alleged, possible, or potential material violation or material breach of, or default under, any Contract or (B) termination or non-renewal of any Contract.

     (d) The Company has received no written demands to renegotiate, and, to the Knowledge of the Company, there are no outstanding rights to renegotiate, any material amounts paid or payable to the Company under current or completed Contracts with any Person.

     (e) The Contracts relating to the sale or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     3.16 Insurance. Part 3.16 of the Disclosure Letter contains a true and complete listing of all current insurance policies insuring the Company and its assets, properties and business against losses and risks, and any bonds issued concerning the Company, detailing the coverage insured against and the amount thereof, the insurance carrier and the policy number. All of said policies are in full force and effect, are with insurers of recognized responsibility, and are in such amounts as the Company reasonably believes are customary in the case of companies of established reputation engaged in the same or similar business and similarly situated. Part
3.16 of the Disclosure Letter further includes a statement of individual claims for insured losses over $250,000 filed by the Company since January 1, 2001, except for workers' compensation claims processed in the Ordinary Course of Business. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Company.

     3.17 Environmental Matters. (a) Except as set forth in Part 3.17 of the Disclosure Letter, (i) the Company, the operation of it business, and any real property that the Company owns or leases (the "Premises") are in compliance in all material respects with all Environmental Laws; (ii) each location at which the Company currently operates its business is, and each location at which the Company has operated its business prior to the date of this Agreement was during such time, in compliance in all material respects with all Environmental Laws; and (iii) there are no pending, or to the Company's Knowledge, any threatened allegations by any Person that any of the Premises is not, or that the Company's business has not been conducted, in compliance in all material respects with all Environmental Laws.

           (b) The Company does not use, handle or accumulate hazardous or toxic substances or waste (other than janitorial supplies) and has not caused a release or disposal of a hazardous or toxic substance at any of the Premises which is likely to result in material liability to the Company under any Environmental Laws.

           (c) The Company has not received written notice that it is considered a responsible party for a release of a hazardous or toxic substance at any of the Premises or at any location to which the Company has transported or arranged for transportation of waste materials.

     3.18 Employees. To the Company's Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director.

     3.19 Labor Relations; Compliance. The Company has no collective bargaining agreements with any of its employees. To the Knowledge of the Company, there is no labor union organizing activity pending or threatened with respect to the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

     3.20  Intellectual Property.

     (a) The Company owns, free and clear of all Encumbrances, or has the valid right to use, and has the right to bring action for past and present infringement of, all Intellectual Property (as defined below in this Section 3.20) used by it in its business as currently conducted or as currently proposed to be conducted (the "Intellectual Property Rights"). Except as set forth in
Part 3.20 of the Disclosure Letter, no other Person (other than licensors of software that is generally commercially available) has any rights to any of the Intellectual Property Rights, and, to the Company's Knowledge, no other Person is infringing, violating or misappropriating any of the Intellectual Property Rights. For purposes of this Agreement, "Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) Internet domain names and registrations and applications for registration thereof, (v) computer software (in both source code and object code form), data and documentation, (vi) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, business and marketing plans and customer and supplier lists and information, and (vii) other proprietary rights relating to any of the foregoing.

     (b) To the Company's Knowledge, none of the activities or business conducted by the Company or proposed to be conducted by the Company (or any of its employees or consultants, in such capacity) infringes, violates or constitutes a misappropriation of any Intellectual Property of any other Person. The Company has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the Knowledge of the Company, there is no basis for any such complaint, claim or notice.

     3.21 Certain Payments. Since January 1, 2001, neither the Company, nor any director, officer, agent, or employee of the Company, or, to the Company's Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (other than contributions and gifts made in accordance with applicable Company policies and Legal Requirements) (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.22 Relationships with Related Persons. Since January 1, 2001, no Affiliate, officer, director or stockholder holding more than five percent (5%) of the outstanding capital stock of the Company (each, a "Related Person") has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company. Since January 1, 2001, no Related Person of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.22 of the Disclosure Letter, no Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company.

     3.23 Brokers or Finders. Except as set forth in Part 3.23 of the Disclosure Letter, the Company has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement.

     3.24 Offering Valid. Assuming the accuracy of the representations and warranties of each Purchaser contained in Section 4.3, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Legal Requirements. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any Person or Persons so as to prevent the Company from relying upon an exemption from the registration requirements of the Securities Act or applicable state blue sky securities laws.

     3.25 SEC Reports. The Company has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2001. Except to the extent available in full without redaction on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement, the Company has delivered to the Purchasers copies in the form filed with the SEC of (i) the Company's Annual Reports on Form 10-K for each fiscal year of the Company since January 1, 2001, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i) above, (iii) all certifications and statements required by (x) the SEC's Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) or (ii) above, (y) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Purchasers pursuant to this Section 3.25) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to above are, collectively, the "Company SEC Reports" and, to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement, are, collectively, the "Filed Company SEC reports"), and (iv) all comment letters received by the Company from the staff of the SEC since January 1, 2001 and all responses to such comment letters by or on behalf of the Company. The Company SEC Reports (x) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (y) did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company maintains disclosure controls and procedures as required by Rule 15d-15 under the Exchange Act; such controls and procedures have been designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. As used in this Section 3.25, the term "file" shall be broadly construed to include any filing or voluntary filing of a document that would be required to be filed (rather than furnished) by a reporting company required to file reports with the SEC pursuant to Section 15(d) of the Exchange Act.

4.   Representations and Warranties of the Purchasers.

     Each Purchaser hereby represents and warrants, severally and not jointly, to the Company as follows:

     4.1 Organization and Good Standing. If an entity, such Purchaser is an entity duly organized, validly existing, and in good standing under the Legal Requirements of the State of its formation.

     4.2   Authority; No Conflict.

     (a) This Agreement constitutes the legal, valid, and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms and, upon the execution and delivery by such Purchaser of the Stockholders Agreement, the Stockholders Agreement will constitute the legal, valid, and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its terms, except in each case as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and general principles of equity that restrict the availability of equitable remedies. All action on the part of such Purchaser necessary for the performance of its obligations hereunder and under the Stockholders Agreement has been taken or will be taken prior to the Closing.

     (b) Neither the execution and delivery of this Agreement by such Purchaser nor the consummation or performance of any of the Contemplated Transactions by such Purchaser will give any

Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

               (i)   any provision of such Purchaser's organizational documents;

               (ii) any Legal Requirement or Order to which such Purchaser may be subject; or

               (iii) any contract to which such Purchaser is a party or by which such Purchaser may be bound.

     (c) Except as set forth in Schedule 4.2(c), such Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 Investment Representations. Without limiting the Company's representation and warranty in Section 3.24, such Purchaser understands that the offer and sale of the Shares have not been registered under the Securities Act or the blue sky securities laws of any state. Such Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser's representations contained in this Agreement. Such Purchaser hereby represents and warrants to the Company as follows:

     (a) Purchaser Bears Economic Risk. Such Purchaser understands that it must bear the economic risk of this investment indefinitely unless the transfer of the Shares is registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser understands that the Company has no present intention of registering the transfer of the Shares or any other shares of its Common Stock. Such Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times such Purchaser might propose.

     (b) Acquisition for Own Account. Such Purchaser is acquiring the Shares for its own account for investment only, and not with a view towards their distribution.

     (c) Purchaser Can Protect Its Interest. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of the securities of business entities similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such Purchaser represents that by reason of its, or its management's, business or financial experience, such Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Stockholders Agreement.

     (d) Accredited Investor. Such Purchaser represents that it is an "accredited investor" within the meaning of Regulation D under the Securities Act. Such Purchaser is not an entity specifically formed for the purpose of consummating these transactions.

     4.4 Legend. Such Purchaser understands and acknowledges that the stock certificates evidencing the Shares will be imprinted with legends in the form set forth below.

           "THE OFFER AND SALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD UNLESS THEIR OFFER AND SALE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

           "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED
           STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER ___, 2003, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE COMPANY."

     4.5 Certain Proceedings. There is no pending Proceeding that has been commenced against such Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To such Purchaser's Knowledge, no such Proceeding has been threatened.

     4.6 Brokers or Finders. Such Purchaser has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.   Covenants of the Company.

     5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Company will, and will cause each of its Representatives to,
(a) afford the Purchasers and their respective Representatives and prospective lenders and their respective Representatives (collectively, the "Purchasers' Advisors") reasonable access during normal business hours to the Company's personnel, properties, Contracts, books and records, and other documents and data reasonably related to the Company's business, assets and/or properties and within the Company's possession or control, (b) furnish the Purchasers and the Purchasers' Advisors with copies of all such Contracts, books and records, and other existing documents and data as the Purchasers may reasonably request, and
(c) furnish the Purchasers and the Purchasers' Advisors with such additional financial, operating, and other data and information as the Purchasers may reasonably request.

     5.2 Operation of the Business of the Company. Between the date of this Agreement and the Closing Date, the Company will:

     (a) conduct the business of the Company only in the Ordinary Course of Business, except for (i) the transactions specifically required by this Agreement and (ii) the sale of the Company's owned facility located at 2438 27th Avenue South, Minneapolis, Minnesota;

     (b) use its reasonable Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

     (c) confer with the Purchasers concerning operational matters of a material nature;

     (d) not make or change any Tax election, not change any annual Tax accounting period, not adopt or change any method of Tax accounting, or take or omit to take any other action if such action or omission would have the effect of materially increasing the Tax liability of the Company; and

     (e) otherwise report periodically to the Purchasers concerning the status of the business, operations, and finances of the Company.

     5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company will not, without the prior written Consent of the Purchasers, take any action, or fail to take any action within its control, as a result of which any of the changes or events listed in Section 3.14 is reasonably likely to occur.

     5.4 Required Approvals. As promptly as practicable after the date of this Agreement, the Company will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Company will reasonably cooperate with the Purchasers with respect to all filings that the Purchasers are required by Legal Requirements to make in connection with the Contemplated Transactions.

     5.5 Notification. Between the date of this Agreement and the Closing Date, the Company will promptly notify the Purchasers in writing if the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Company's representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to the Purchasers a supplement to the Disclosure Letter specifying such change. During the same period, the Company will promptly notify the Purchasers of the occurrence of any Breach of any covenant of the Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or reasonably unlikely. No disclosure by the Company pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Exhibits hereto or the Disclosure Letter or to prevent or cure any misrepresentation, breach or inaccuracy of any representation, warranty or covenant.

     5.6 Further Assurances. The Company shall prior to, on or after the Closing Date, as may be appropriate, execute such documents and other papers and take such other further actions as may be reasonably required to carry out the provisions hereof and to effectuate the Contemplated Transactions. The Company shall use its reasonable Best Efforts to fulfill or obtain the fulfillment of the conditions to the Closing within its control, including obtaining any Consents required in connection therewith.

     5.7 Exclusivity. Between the date of this Agreement and the Closing Date, the Company shall not, directly or indirectly, through any officer, director, employee, Representative, Affiliate or agent, or otherwise, (i) solicit or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of assets of, or any equity interest in, the Company or any merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution or similar transaction involving the Company, directly or indirectly (each, an "Acquisition Proposal"),
(ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish to any Person non-public information concerning the Company or any information concerning an Acquisition Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or enter into any agreement with respect to any Acquisition Proposal. The Company shall promptly advise the Purchasers of any Acquisition Proposal which is received.

6.   Covenants of the Purchasers.

     6.1 Required Approvals. As promptly as practicable after the date of this Agreement, each Purchaser will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, each Purchaser will, and will cause each of its Affiliates to, (a) reasonably cooperate with the Company with respect to all filings that the Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with the Company in obtaining all Consents identified in Part 3.2(c) of the Disclosure Letter.

     6.2 Further Assurances. Each Purchaser shall prior to, on or after the Closing Date, as may be appropriate, execute such documents and other papers and take such other further actions as may be reasonably required to carry out the provisions hereof and to effectuate the Contemplated Transactions. Each Purchaser shall use its reasonable Best Efforts to fulfill or obtain the fulfillment of the conditions to the Closing within its control, including obtaining any Consents required in connection therewith.

7.   Conditions Precedent to the Purchasers' Obligation to Close.

     The Purchasers' obligation to purchase the Shares and to take the other actions required to be taken by the Purchasers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchasers, in whole or in part):

     7.1   Accuracy of Representations.

     (a) Each of the representations and warranties of the Company (i) set forth in Sections 3.1, 3.2, and 3.3 of this Agreement or (ii) that contains an express materiality qualification must have been accurate and complete in all respects on the date when made and on the Closing Date as if made on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall be true and correct in all respects as of such date) and (b) all of the other representations and warranties of the Company must have been accurate and complete in all material respects on the date when made and on the Closing Date as if made on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall be true and correct in all material respects as of such date), in each case, without giving effect to any supplement to the Disclosure Letter.

     7.2 The Company's Performance. All of the covenants and obligations that the Company is required to perform or comply with pursuant to this Agreement prior to the Closing that contain an express materiality qualification must have been performed or complied with by the Company in all respects, and (b) all of the other covenants and obligations that the Company is required to perform or comply with pursuant to this Agreement prior to the Closing must have been performed or complied with by the Company in all material respects.

     7.3 Consents. The Consents identified in Part 3.2(c) of the Disclosure Letter as agreed between the Company and the Purchasers must have been obtained and must be in full force and effect.

     7.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened in writing against any Purchaser, or against any Affiliate of any Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions, in either case, which, if determined adversely against such Purchaser, would have a Purchaser Material Adverse Effect.

     7.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the consummation of any part of the Contemplated Transactions.

     7.6 Recapitalization Transactions. The transactions constituting (a) the Offering and the Refinancing, in an aggregate principal amount not less than $260,000,000, shall have been consummated, or shall be deemed consummated simultaneously, (b) the Repurchases shall have been commenced and (c) the Tender Offer shall have been commenced and the Company shall have purchased at least a majority of its outstanding 10 1/4% senior notes due 2008 in connection therewith.

     7.7 Closing Deliveries. The Company shall have delivered to each Purchaser the documents, certificates and instruments required to be delivered pursuant to Section 2.5(a).

     7.8   Certified Damages.

     (a) The amount by which the Aggregate Certified Damages Amount exceeds the Basket Amount shall not exceed $5,000,000.

     (d) Each Purchaser that delivered a certificate pursuant to Section 10.1 shall in good faith be able to ascertain the amount of Damages specified in such certificate for which it will be entitled to assert claims following the Closing.

8.   Conditions Precedent to the Company's Obligation to Close.

     The Company's obligation to sell the Shares and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

     8.1   Accuracy of Representations.

     (a) Each of the representations and warranties of each Purchaser (i) set forth in Sections 4.1 and 4.2 of this Agreement or (ii) that contains an express materiality qualification must have been accurate and complete in all respects on the date when made and on the Closing Date as if made on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall be true and correct in all respects as of such date) and (b) all of the other representations and warranties of each Purchaser must have been accurate and complete in all material respects on the date when made and on the Closing Date as if made on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall be true and correct in all material respects as of such date).

     8.2   The Purchasers' Performance.

     (a) All of the covenants and obligations that each Purchaser is required to perform or comply with pursuant to this Agreement prior to the Closing that contain an express materiality qualification must have been performed or complied with by such Purchaser in all respects and (b) all of the other covenants and obligations that each Purchaser is required to perform or comply with pursuant to this Agreement prior to the Closing must have been performed or complied with by such Purchaser in all material respects.

     8.3 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened in writing against the Company, or against any Affiliate of the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions, in either case, which, if determined adversely against the Company, would have a Company Material Adverse Effect.

     8.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the consummation of any part of the Contemplated Transactions.

     8.5 Recapitalization Transactions. The transactions constituting (a) the Offering and the Refinancing, in an aggregate principal amount not less than $260,000,000, shall have been consummated, or shall be deemed consummated simultaneously, (b) the Repurchases shall have been commenced and (c) the Tender Offer shall have been commenced and the Company shall have purchased at least a majority of its outstanding 10 1/4% senior notes due 2008 in connection therewith.

     8.6 Closing Deliveries. Each Purchaser shall have delivered to the Company the documents, certificates and instruments required to be delivered pursuant to Section 2.5(b).

     8.7   Certified Damages.

     (a) The amount by which the Aggregate Certified Damages Amount exceeds the Basket Amount shall not exceed $5,000,000.

     (b) Each Purchaser that delivered a certificate pursuant to Section 10.1 shall in good faith be able to ascertain the amount of Damages specified in such certificate for which it will be entitled to assert claims following the Closing.

9.   Termination.

     9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by either the Purchasers, on the one hand, or the Company, on the other hand, if a material breach of any provision of this Agreement has been committed by the other and such breach has not been waived;

     (b)   (i) by the Purchasers if satisfaction of any of the conditions in
Section 7 is or becomes impossible (other than through the failure of any Purchaser to comply with its obligations under this Agreement) and the Purchasers have not waived such condition; or (ii) by the Company, if satisfaction of any of the conditions in Section 8 is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition;

     (c)   by mutual consent of the Purchasers and the Company;

     (d) by either the Purchasers, on the one hand, or the Company, on the other hand, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 2003, or such later date as the parties may agree upon;

     (e) by either the Purchasers, on the one hand, or the Company, on the other hand, if the amount by which the Aggregate Certified Damages Amount exceeds the Basket Amount exceeds $5,000,000.

     (f) by either the Purchasers, on the one hand, or the Company, on the other hand, if the Purchaser(s) that delivered certificate(s) pursuant to
Section 10.1 is or are (as applicable) not able to ascertain in good faith the amount of Damages specified in such certificate(s) for which such Purchaser(s) will be entitled to assert claims following the Closing.

     9.2   Effect of Termination. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or parties (as applicable), or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's or parties' (as applicable) failure to comply with its or their obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.  Indemnification; Remedies.

     10.1 Survival; Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition (including any Closing condition) by any party hereto based on the accuracy of any representation or warranty, or on the performance of, or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Notwithstanding the foregoing, if, on or prior to the Closing Date, any Purchaser has Knowledge (i) that it is entitled to assert claims for Damages, or (ii) of any fact or circumstance that is reasonably likely to result in the Company being responsible for any Damages ("Pre-Closing Claims"), it shall promptly, but in any event prior to the Closing, provide the Company with a certificate that sets forth a description of all such matters and such Purchaser's estimate of applicable Damages (the "Certified Damages Amount"), or if such Purchaser determines in good faith that the amount of Damages is not ascertainable, the certificate shall state that Damages are not ascertainable.

     10.2 Indemnification by the Company. The Company will indemnify and hold harmless the Purchasers and their respective Representatives, stockholders, controlling Persons and Affiliates (collectively, the "Purchaser Indemnified Persons") for, and will pay to the Purchaser Indemnified Persons the amount of, any loss, liability, claim, damage (including punitive damages to the extent liable to a Governmental Body or other third party), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) any breach of any representation or warranty made by the Company in this Agreement; or

     (b) any breach by the Company of any covenant or obligation of the Company in this Agreement;

provided, however, that, notwithstanding Section 2.4, each Investor shall have the right, severally and not jointly, to seek indemnification for Damages pursuant to this Section 10; provided, further, that, to the extent that any Management Holder has incurred or suffered any Damages arising from claims for which the Company is liable for indemnification pursuant to this Section 10, such Management Holder shall (i) only be entitled to receive its Pro Rata Portion of the aggregate amount of Damages awarded to either one or both of the Investors for such claims; (ii) not have the right to independently seek indemnification with respect to any of the facts or matters giving rise to such claims, (iii) have no right to participate in the defense of, or otherwise to take any action with respect to, any claim for indemnification hereunder and
(iv) be bound by all of the actions taken by, and the amount of Damages awarded to, the Investors with respect to all such claims. Absent fraud, intentional misrepresentation or willful breach, the remedies provided in this Section 10 will be the exclusive remedy available to the Purchasers or any other Purchaser Indemnified Person.

     10.3 Indemnification by the Purchasers. Each Purchaser will, severally and not jointly, indemnify and hold harmless the Company and its Representatives, stockholders, controlling Persons and Affiliates (collectively, the "Company Indemnified Persons") for, and will pay to the Company Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by such Purchaser in this Agreement or (b) any breach by such Purchaser of any covenant or obligation of such Purchaser in this Agreement. Absent fraud, intentional representation or willful breach, the remedies provided in this Section 10.3 will be the exclusive remedy available to the Company or any other Company Indemnified Person.

     10.4 Time Limitations. If the Closing occurs, the Company will have no liability (for indemnification or otherwise) with respect to any representation or warranty, other than those in Sections 3.1, 3.2, 3.3, 3.9, 3.11, 3.17 and 3.23, unless on or before December 31, 2004, one or more Purchasers notify the Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by such Purchaser(s); provided, however, that a claim with respect to Sections 3.1, 3.2, 3.3, 3.9, 3.11 or 3.23 may be made at any time and a claim with respect to Section 3.17 may be made at any time prior to the third anniversary of the Closing Date. If the Closing occurs, no Purchaser will have any liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before December 31, 2004, the Company notifies such Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Company; provided, however, that a claim with respect to Sections 4.1, 4.2 or
4.6 may be made at any time. Notwithstanding anything to the contrary in this
Section 10.4, a claim for indemnification (a) under Section 10.2(b) or 10.3(b) (as the case may be) or (b) for fraud or intentional misrepresentation, may be made at any time.

     10.5 Limitations on Amount -- the Company. The Company will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(a) until the total of all Damages with respect to such matters exceeds, with respect to all Purchaser Indemnified Persons, the aggregate amount of $1,000,000 (the "Basket Amount") or, with respect to each individual Purchaser Indemnified Person, such Purchaser's Pro Rata Portion of the Basket Amount, in any event, only for the amount of such excess. The aggregate liability of the Company (for indemnification or otherwise) with respect to the matters described in Section 10.2(a) shall not exceed, with respect to all Purchaser Indemnified Persons, $27,500,000 (the "Cap Amount") or, with respect to each individual Purchaser Indemnified Person, such Purchaser's Pro Rata Portion of the Cap Amount. Notwithstanding the foregoing, this Section
10.5 will not apply to any claims (a) based upon a breach of any representation or warranty in Sections 3.1, 3.2, 3.3, 3.9, 3.11 or 3.23, (b) for
indemnification under Section 10.2(b) or (c) for fraud or intentional misrepresentation. Notwithstanding anything in this Agreement to the contrary, if a certificate is delivered by any Purchaser pursuant to Section 10.1 and if the Closing occurs, the amount of Damages for which such Purchaser will be entitled to assert claims following the Closing shall not be limited by virtue of the fact that such Purchaser delivered a certificate pursuant to Section 10.1.

     10.6 Limitations on Amount -- the Purchasers. No Purchaser will have any liability (for indemnification or otherwise) with respect to the matters described in Section 10.3(a) until the total of all Damages with respect to such matters exceeds the Basket Amount and only for the amount of such excess. The aggregate liability of the Purchasers (for indemnification or otherwise) with respect to the matters described in Section 10.3(a) shall not exceed the Cap Amount. Notwithstanding the foregoing, this Section 10.6 will not apply to any claims (a) based upon a breach of any representation or warranty in Sections 4.1, 4.2 or 4.6, (b) for indemnification under Section 10.3(b) or (c) for fraud or intentional misrepresentation.

     10.7 Payment of Damages by the Company. Except as otherwise provided in this Section 10.7, in the event that the Company shall be liable for the payment of Damages pursuant to this Section 10, such Damages shall be paid by the Company as follows:

     (a) Subject to clause (c) below, with respect to any claim for indemnification for any matter not involving a third-party claim asserted against any Purchaser, solely by the issuance and delivery to the Purchaser(s) seeking indemnification for such claim of that number of additional shares of Common Stock so as to (i) decrease the Existing Stockholders Equity (as it may be reduced from time to time pursuant to this Section 10.7) to the extent of such Damages and (ii) increase the proportionate ownership of the Purchasers to reflect such reduced Existing Stockholders Equity relative to the Purchasers' aggregate purchase price hereunder of $55,750,000. For purposes of illustration only, attached as Exhibit F hereto is an example of the calculations and adjustments in connection with the issuance of additional shares of Common Stock pursuant to this clause (a). Notwithstanding the foregoing, in the event and to the extent that the issuance of additional shares of Common Stock pursuant to this clause (a) would result in an "ownership change" of the Company under
Section 382 of the IRC, then the Purchasers shall not be entitled to receive, and the Company shall not be obligated to issue, such additional shares of Common Stock, but instead the Company shall satisfy its indemnification obligation in cash by wire transfer to an account (or accounts) specified by the relevant Purchaser Indemnified Person(s) in writing.

     (b) With respect to any claim for indemnification for any matter involving a third-party claim asserted against one or more Purchaser Indemnified Persons, by cash payment in an amount equal to the Damages claimed by such Purchaser Indemnified Person(s) by wire transfer to an account (or accounts) specified by such Purchaser Indemnified Person(s) in writing; provided, however, that any cash payment made by the Company pursuant to this clause (b) shall give rise to a claim for Damages under clause (a) above.

     (c) Notwithstanding the foregoing, with respect to any claim for indemnification arising from or in connection with any breach by the Company of any of its covenants or obligations in this Agreement, if the Closing does not occur, by cash payment in an amount equal to the Damages claimed by any Purchaser Indemnified Person(s) by wire transfer to an account (or accounts) specified by such Purchaser Indemnified Person(s) in writing.

     10.8  Procedure for Indemnification -- Third Party Claims.

     (a)   Promptly after receipt by an Indemnified Party under Section 10.2 or
Section 10.3 of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.

     (b) If any Proceeding referred to in Section 10.8(a) is brought against an Indemnified Party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the indemnifying party to the Indemnified Party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Party's prior written consent, which shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the indemnifying party will not be permitted to assume the defense of such Proceeding, in which case the indemnifying party will not be bound by any compromise or settlement of such Proceeding entered into without its prior written consent, which shall not be unreasonably withheld. A party not assuming the defense of any Proceeding hereunder may participate therein at its own expense.

     10.9 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from which indemnification is sought.

11.  General Provisions.

     11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants; provided, however, that upon the Closing, the Company shall pay (x) to Halifax Genpar, L.P. a fee of $400,000 and
(y) to the Investors, the fees and expenses and other out-of-pocket costs incurred by them in connection with the negotiation, preparation, execution and administration of this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, in each case, promptly upon receipt of reasonable supporting documentation therefor. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party; provided, however, that in the event that the amount by which the Aggregate Certified Damages Amount exceeds the Basket Amount exceeds $5,000,000 and this Agreement is terminated, the Company shall reimburse each Investor for all actual out-of-pocket expenses incurred by such Investor in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants.

     11.2 Public Announcements. Prior to the Closing Date, except to the extent required by applicable Legal Requirements, none of Purchasers or the Company shall, directly or indirectly, issue any report, statement or press release concerning, or otherwise publicly disclose, the Contemplated Transactions and/or the terms and conditions of this Agreement, without the prior written consent of the Purchasers (in the case of the Company) or the Company (in the case of the Purchasers), which consent shall not be unreasonably withheld or delayed; provided, that Purchasers shall be deemed to have consented to, and no separate written consent shall be required in connection with, those documents reviewed and approved by the attorneys for the Company and the Purchasers for use in connection with the Recapitalization, including documents to be provided to securityholders and potential purchasers of securities in the Offering. In the event any such report, statement or press release or other public disclosure is required by applicable Legal Requirements, the parties will consult prior to the making thereof and use their reasonable Best Efforts to agree upon a mutually satisfactory text. Notwithstanding the foregoing, each party to this Agreement (and each Representative or other agent of each such party) may disclose to any and all Persons, without limitations of any kind, the Tax treatment and Tax structure of the Contemplated Transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the party relating to such Tax treatment and Tax structure; provided, however, that the foregoing permission to disclose the Tax treatment and Tax structure does not permit the disclosure of any identifying information or any information that is not relevant to understanding the Tax treatment or Tax structure of the Contemplated Transactions; provided, further, however, that the Tax treatment and Tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws.

     11.3 Confidentiality. Between the date of this Agreement and the Closing Date, the Purchasers, on the one hand, and the Company, on the other hand, will maintain in confidence, and not use to the detriment of the other, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by any Proceeding to which such party is a party or pursuant to applicable Legal Requirements ("Confidential Information"). Notwithstanding the foregoing, (i) each Purchaser may disclose Confidential Information to its partners, members, Affiliates and Representatives to the extent that such disclosure reasonably relates to the administration or evaluation of the investment represented by the Shares purchased by such Purchaser and (ii) each party to this Agreement, (and each employee, Representative, or other agent of each such party) may disclose to any and all Persons, without limitations of any kind, the Tax treatment and Tax structure of the Contemplated Transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the party relating to such Tax treatment and Tax structure; provided, however, that the foregoing permission to disclose the Tax treatment and Tax structure does not permit the disclosure of any identifying information or any information that is not relevant to understanding the Tax treatment or Tax structure of the Contemplated Transactions; provided, further, however, that the Tax treatment and Tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws.

     11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by registered mail, return receipt requested, or (c) the Business Day following delivery to a nationally recognized overnight delivery service (requiring signature for delivery), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):

           the Company:

                Universal Hospital Services, Inc.
                3800 West 80th Street, Suite 1250
                Bloomington, Minnesota 55431-4442
                Attention:  Chief Executive Officer
                Facsimile No.:  952-893-3232

           with copies to:

                Universal Hospital Services, Inc.

                3800 West 80th Street, Suite 1250
                Bloomington, Minnesota 55431-4442
                Attention: General Counsel
                Facsimile No.: 952-893-3232

                Dorsey & Whitney LLP
                50 South Sixth Street
                Minneapolis, Minnesota 55402
                Attention: Elizabeth C. Hinck, Esq.
                Facsimile No.: 612-340-8738

           Childs:

                J.W. Childs Equity Partners III, L.P.
                111 Huntington Avenue, Suite 2900
                Boston, Massachusetts 02199-7610
                Attention: Edward D. Yun
                Facsimile No.: 617-753-1101

           with a copy to:

                Kaye Scholer LLP
                425 Park Avenue
                New York, New York 10022
                Attention: Stephen C. Koval, Esq.
                Facsimile No.: 212-836-8689

           Halifax:

                The Halifax Group
                200 Crescent Court
                Suite 1040
                Dallas, Texas 75205
                Attention: Brent D. Williams
                Facsimile No.: 214-855-8712

           with a copy to:

                Latham & Watkins LLP
                555 11/th/ St. NW

                Washington, DC 20004
                Attention: James R. Hanna, Esq.
                Facsimile No.: 202-637-2201

     11.5 Jurisdiction; Service of Process. Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or Proceeding and waives any objection to venue laid therein. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, including, but not limited to, any confidentiality or secrecy agreements between any Investor, on the one hand, and the Company, on the other hand, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.8 Disclosure Letter. The disclosures in the Disclosure Letter shall qualify the corresponding section or clause in Section 3 of this Agreement. Any matter or item disclosed in any Part of the Disclosure Letter will be deemed disclosed with respect to another Part of the Disclosure Letter only if such disclosure is made in such a way as to make its relevance with respect to such other Part of the Disclosure Letter apparent on its face.

     11.9 Assignments, Successors, and No Third-Party Rights. None of the parties may assign any of its rights under this Agreement without the prior written consent of the other parties, except that (a) each Purchaser may assign any of its rights under this Agreement to any of its Affiliates, provided that no assignment shall relieve a party of its responsibility for the performance of any obligation under this Agreement, and (b) Gary D. Blackford may, with the prior written consent of the Investors, assign prior to the Closing the right and the obligation to purchase a portion of the Shares which he is obligated to purchase hereunder to any director, officer or management employee of the Company, provided that any such assignment shall be expressly conditioned upon the execution and delivery by such assignee of a joinder agreement, substantially in the form of Exhibit G hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.13 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of law principles.

     11.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     11.15 Specific Performance. The parties agree that irreparable damages would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly hereby agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or anticipated breaches of this Agreement and to otherwise specifically enforce in any court having jurisdiction all of the foregoing in addition to any other remedy to which they are entitled at law or in equity and without the necessity of proving damages or posting a bond or other security.



                          [NEXT PAGE IS SIGNATURE PAGE]

     IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.


                                        UNIVERSAL HOSPITAL SERVICES, INC.


                                        By:     /s/ Gary D. Blackford
                                            ------------------------------------
                                            Name:  Gary D. Blackford
                                            Title: President and Chief
                                                   Executive Officer

                            Stock Purchase Agreement

                   Continuation of Counterpart Signature Pages
                   -------------------------------------------


                                        J.W. CHILDS EQUITY PARTNERS III, L.P.


                                        By:  J.W. Childs Advisors III, L.P.,
                                             General Partner
                                        By:  J.W. Childs Associates, L.P.,
                                             General Partner
                                        By:  J.W. Childs Associates, Inc.,
                                             General Partner


                                        By:     /s/ Edward D. Yun
                                            ------------------------------------
                                            Name:  Edward D. Yun
                                            Title: Partner


                                        JWC FUND III CO-INVEST, LLC


                                        By:  J.W. Childs Associates, L.P.,
                                             Manager
                                        By:  J.W. Childs Associates, Inc.,
                                             General Partner


                                        By:      /s/ Edward D. Yun
                                            ------------------------------------
                                            Name:  Edward D. Yun
                                            Title: Partner

                            Stock Purchase Agreement

                   Continuation of Counterpart Signature Pages
                   -------------------------------------------


                                        HALIFAX CAPITAL PARTNERS, L.P.


                                        By:  Halifax Genpar, L.P.
                                        By:  The Halifax Group, L.L.C.


                                        By:     /s/ Brent D. Williams
                                            ------------------------------------
                                            Name: Brent D. Williams
                                            Title:Principal and vice President

                            Stock Purchase Agreement

                   Continuation of Counterpart Signature Pages
                   -------------------------------------------


                                        MANAGEMENT HOLDERS

                                               GARY D. BLACKFORD
                                        ----------------------------------------
                                        GARY D. BLACKFORD

                                    Exhibit A
                                    ---------

                               Amended Certificate
                               -------------------

                                 [Not included]

                                    Exhibit B
                                    ---------

                                 Amended Bylaws
                                 --------------

                                 [Not included]

                                    Exhibit C
                                    ---------

                   Amended and Restated Stockholders Agreement

                                 [Not included]

                                    Exhibit D
                                    ---------

                         Dorsey & Whitney Opinion Letter
                         -------------------------------

                                 [Not included]

                                    Exhibit E
                                    ---------

                         Dovenberg Employment Agreement
                         ------------------------------

                                 [Not included]

                                    Exhibit F
                                    ---------

            Example of Payment of Stock Indemnity Under Section 10.7
            --------------------------------------------------------

Assuming that post-closing: (1) the equity of the Company is valued at $123 million, (2) the Existing Stockholders Equity is equal to $68 million (or 55.28% of the total equity), (3) the aggregate Purchasers equity is equal to $55 million (or 44.72% of the total equity), (4) there are 10,250,000 shares of the Company's common stock outstanding and (4) the Company is liable to the Purchasers pursuant to an indemnification claim for Damages in an amount equal to $10 million, then:

1. The adjusted equity valuation of the Company would be $113 million (i.e., $123 million minus the $10 million in Damages).
2. The Existing Stockholders Equity would be reduced by the $10 million in Damages to $58 million (or 51.33%).
3. The Purchaser's aggregate ownership percentage would be increased from 44.72% to 48.67% (i.e., calculated by dividing $55 million (the constant investment amount) by the adjusted equity valuation of the Company of $113 million) by the Company's issuance of additional shares of Common Stock.
4. The Company will issue to the Purchasers 789,679 additional shares of Common Stock, which number would be determined by subtracting:

               (a) the original amount of shares held by the Purchaser (4,583,333), from

               (b) the product of 48.67% and the number of common shares outstanding (10,250,000), and dividing the resulting amount by
               (c) 51.33% (1 minus 48.67%).

                                    Exhibit G
                                    ---------

                                Joinder Agreement
                                -----------------

     The undersigned is executing and delivering this Joinder Agreement pursuant to the Stock Purchase Agreement, dated as of September 26, 2003 (the "Purchase Agreement"), among Universal Hospital Services, Inc., a Delaware corporation (the "Company"), and the Purchasers signatory thereto.

     By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Purchase Agreement in the same manner as if the undersigned were an original signatory to such agreement as a Purchaser. In connection therewith, effective as of the date hereof, the undersigned hereby makes the representations and warranties contained in the Purchase Agreement.

     Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ day of ____________, _____.


                                        ----------------------------------------
                                        Signature of Purchaser

                                   Schedule 1
                                   ----------

                             Schedule of Purchasers
                             ----------------------

--------------------------------------------------------------------
                                                        Aggregate
Purchaser Name                     Number of Shares   Purchase Price
--------------------------------------------------------------------
J.W. Childs Equity Partners III,
L.P.                                   2,873,244.33   $   34,478,932
--------------------------------------------------------------------
JWC Fund III Co-invest LLC                43,422.33   $      521,068
--------------------------------------------------------------------
Halifax Capital Partners, L.P.         1,666,666.67   $   20,000,000
--------------------------------------------------------------------
Gary D. Blackford                            62,500   $      750,000
--------------------------------------------------------------------